Exhibit 19.1
Rivian Automotive, Inc.

Insider Trading Compliance Policy

This Insider Trading Compliance Policy (this “Policy”) consists of six sections:
•Section I provides an overview;
•Section II sets forth the policies of Rivian prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of procedures that have been put in place by Rivian to prevent insider trading;
•Section V sets forth additional transactions that are prohibited by this Policy; and
•Section VI explains Rule 10b5-1 trading plans.
I.    Summary
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Rivian Automotive, Inc. (collectively with all of its direct and indirect subsidiaries, “Rivian”) as well as that of all persons affiliated with Rivian. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Rivian-imposed sanctions, including termination of employment for cause.
This Policy applies to all officers, directors and employees of Rivian. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees of Rivian, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s duties at Rivian. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to Rivian’s Legal Team at trading@rivian.com.
II.    Statement of Policies Prohibiting Insider Trading
No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is Rivian or any other company. For example, if a director, officer or employee learns material non-public information about Rivian, or another company with which Rivian does business, including a business partner, supplier, or collaborator, that person may not trade in Rivian’s or such other company’s securities, respectively, until the information becomes public or is no longer material.
These prohibitions do not apply to:
•purchases of Rivian’s securities by a Covered Person from Rivian (such as through Rivian’s employee stock purchase plan) or sales of Rivian’s securities by a Covered Person to Rivian (such as if Rivian were to ever redeem or repurchase its shares);
•exercises of stock options or other equity awards or the surrender of shares to Rivian in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of Rivian’s securities (the “cashless exercise” of a Rivian stock option through a broker does involve a market sale of Rivian’s securities, and therefore would not qualify under this exception);

Exhibit 19.1
•sales to cover tax withholding obligations upon the vesting of restricted stock or restricted stock units, where such sales are mandated by Rivian pursuant to a program implemented with Rivian’s broker or stock plan administrator;
•transactions in widely-held mutual funds or exchange-traded funds (“ETFs”) that are invested in Rivian’s securities (however, this Policy does apply to transactions in widely-held mutual funds or ETFs if more than 10% of such fund’s portfolio consists of Rivian’s securities);
•bona fide gifts of Rivian’s securities, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the donor is in possession of material, non-public information about Rivian; or
•purchases or sales of Rivian’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.
In addition, no officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of Rivian (except in accordance with Rivian’s policies regarding the protection or authorized external disclosure of Rivian information) or to anyone within Rivian other than on a need-to-know basis.
III.    Explanation of Insider Trading
“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.
“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
It is generally understood that insider trading includes the following:
•trading by insiders while in possession of material, non-public information;
•trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
•communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.    What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Exhibit 19.1
Examples of material information include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers or dispositions;
•major new products or product developments;
•important business developments, such as developments regarding strategic collaborations or developments with major customers;
•developments regarding Rivian’s intellectual property portfolio;
•management or control changes;
•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•significant data breaches or other cybersecurity risks or incidents or vulnerabilities; and
•significant litigation or regulatory actions.
Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade.
B.    What is Non-Public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading. If, for example, Rivian were to make an announcement on a Monday prior to 9:30 a.m. Eastern Time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern Time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to Rivian’s Legal Team at trading@rivian.com.
C.    Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of Rivian should consider themselves insiders with respect to material, non-public information about Rivian’s business, activities and securities.

Exhibit 19.1
Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.
D.    Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.
E.    Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•securities industry self-regulatory organization sanctions;
•civil injunctions;
•damage awards to private plaintiffs;
•disgorgement of all profits;
•civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2,166,279 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;
•criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•jail sentences of up to 20 years.
In addition, insider trading could result in serious sanctions by Rivian, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.
F.    Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

Exhibit 19.1
G.    Examples of Insider Trading
Examples of insider trading cases include:
•actions brought against officers, directors, and employees who traded in a company’s securities after learning of significant confidential developments of that company;
•friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
•government employees who learned of such information in the course of their employment; and
•other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of Rivian or any other entity.
Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.
H.    Prohibition of Records Falsification and False Statements
Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to Rivian’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.
IV.    Statement of Procedures Preventing Insider Trading
The following procedures have been established, and will be maintained and enforced, by Rivian to prevent insider trading. Every officer, director and employee of Rivian is required to follow these procedures.
A.Pre-Clearance of All Trades by All Officers, Directors and Certain Employees
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of Rivian’s securities, all transactions in Rivian’s securities by officers, directors and such other employees as are designated in Schedule I, as may be amended from time to time by the Board of Directors, the Chief Executive Officer, Chief Financial Officer or the

Exhibit 19.1
Chief Legal Officer as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by Rivian’s Chief Legal Officer or the Chief Legal Officer’s designee. The transactions that must be pre-cleared under this Policy include, without limitation, acquisitions and dispositions of Rivian stock, gifts, the cashless exercise of stock options and the sale of Rivian stock issued upon exercise of stock options (except that, for individuals subject to Section 16 of the Exchange Act, any exercise of stock options must be pre-cleared, even a cash exercise). Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to pre-clearance may be updated from time to time by the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer.
A request for pre-clearance must be in writing (including without limitation by e-mail or submission on the online Pre-Clearance Requests dashboard), should be made at least two (2) business days in advance of the proposed transaction in the form of pre-clearance request attached hereto as Attachment A or as otherwise approved by the Chief Legal Officer and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, a gift, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the Chief Legal Officer, the Pre-Clearance Person must execute a certification (in the form attached hereto as Attachment A or as otherwise approved by the Chief Legal Officer) that they are not aware of material, non-public information about Rivian. The Chief Legal Officer and Chief Legal Officer’s designee shall have discretion to decide whether to clear any contemplated transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Legal Officer (or the Chief Financial Officer, in the case of the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.
B.    Black-Out Periods
No officer, director or other employee shall purchase or sell any security of Rivian during the period beginning at 1:00 p.m., Pacific Time, on the 15th calendar day of the last month of any fiscal quarter of Rivian and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by Rivian, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if Rivian’s fourth fiscal quarter ends on December 31, the corresponding blackout period would begin at 1:00 p.m., Pacific Time, on December 15. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to quarterly blackout periods may be updated from time to time by the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer.
Exceptions to the blackout period policy may be approved only by Rivian’s Chief Legal Officer (or, in the case of an exception for the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer, the Chief Financial Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).
From time to time, Rivian, through the Board of Directors, Rivian’s disclosure committee, the Chief Financial Officer or the Chief Legal Officer, may recommend that officers, directors, employees or others suspend trading in Rivian’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in Rivian’s securities while the suspension is in effect, and should not disclose to others that Rivian has suspended trading. Any trading suspension will remain effective until revoked by the Chief Legal Officer.

Exhibit 19.1
C.    Post-Termination Transactions
If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in Rivian’s securities until that information has become public or is no longer material.
D.    Information Relating to Rivian
1.    Access to Information
Access to material, non-public information about Rivian, including Rivian’s business, earnings or prospects, should be limited to officers, directors and employees of Rivian on a need-to-know basis. In addition, such information should not be communicated to anyone outside Rivian under any circumstances (except in accordance with Rivian’s policies regarding the protection or authorized external disclosure of Rivian information) or to anyone within Rivian on an other than need-to-know basis.
In communicating material, non-public information to employees of Rivian, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to Rivian’s policies with regard to confidential information.
2.    Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about Rivian should be directed to the Communications Team at media@rivian.com.
E.    Limitations on Access to Company Information
The following procedures are designed to maintain confidentiality with respect to Rivian’s business operations and activities.
All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
•maintaining the confidentiality of Rivian-related transactions;
•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
•restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
•restricting access to areas likely to contain confidential documents or material, non-public information;
•safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
•avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Rivian activities.

Exhibit 19.1
V.    Additional Prohibited Transactions
Rivian has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, unless otherwise approved by the Board of Directors, officers, directors and employees shall comply with the following policies with respect to certain transactions in Rivian securities:
A.    Short Sales
Short sales of Rivian’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Rivian or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Rivian’s performance. For these reasons, short sales of Rivian’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act absolutely prohibits Section 16 reporting persons (i.e., directors, certain officers and Rivian’s 10% stockholders) from making short sales of Rivian’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.    Options
A transaction in options is, in effect, a bet on the short-term movement of Rivian’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of Rivian’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving Rivian’s equity securities, on an exchange, on or in any other organized market or on an over-the-counter market, are prohibited by this Policy. For the avoidance of doubt, the sale of common stock underlying stock options granted to officers, directors and employees pursuant to Rivian’s equity compensation plans is not prohibited by this Policy.
C.    Hedging Transactions
Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Rivian’s equity securities, may cause an officer, director, or employee to no longer have the same objectives as Rivian’s other stockholders. Therefore, all such transactions involving Rivian’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.
D.    Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Rivian’s securities, holding Rivian’s securities in a margin account or otherwise pledging Rivian’s securities as collateral for a loan, in either case, is prohibited by this Policy.
E.    Partnership Distributions
Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Rivian’s securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

Exhibit 19.1
VI.    Rule 10b5-1 Trading Plans
A.    Overview
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Rivian’s stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in Rivian’s stock entered into in good faith and in accordance with the terms of Rule 10b5-1 (a “Trading Plan”) and will be exempt from the trading restrictions set forth in this Policy. Each such Trading Plan, and any proposed modification or termination thereof, must be submitted to and pre-approved by Rivian’s Chief Legal Officer or his or her designee (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not Rivian or the Authorizing Officer.
Trading Plans do not exempt individuals subject to Section 16 of the Exchange Act from complying with Section 16 reporting obligations or from short-swing profit rules or liability. Furthermore, Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to Rivian promptly on the day of each trade to permit Rivian’s filing coordinator to assist in the preparation and filing of a required Form 4. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person. Rivian reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Rivian’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of Rivian. Any Trading Plan submitted for approval hereunder should explicitly acknowledge Rivian’s right to prohibit transactions in Rivian’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of Rivian’s stock, including the exercise of options. Employees may only adopt Trading Plans with a broker that has been approved by the Legal Team. Trades pursuant to a Trading Plan generally may occur at any time. However, the Trading Plan must include a minimum “cooling-off period” between the establishment of a Trading Plan and commencement of any transactions under such plan for:
•Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and
•employees who are not Section 16 reporting persons and any other persons, other than Rivian, that extends to 30 days after adoption or modification of a Trading Plan.
Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.
For clarity, the requirements of this Section VI.A do not apply to any Trading Plan entered into by an investment firm or other similar entity with which a director is affiliated. It is the responsibility of each such investment firm or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Trading Plan.

Exhibit 19.1
B.    Revocation of and Amendments to Trading Plans
Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker.
A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Modifications to a Trading Plan are subject to pre-approval by the Authorizing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period (as described in Section VI.A above).
Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on Rivian. The Authorizing Officer or administrator of Rivian’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
C.    Reporting (if Required)
If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and was adopted on ____.” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. The Form 4 must indicate that the transaction was made pursuant to a Trading Plan.
D.    Options
Exercises of options utilizing cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, Rivian will permit same day sales under Trading Plans.
E.    Trades Outside of a Trading Plan
During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
F.    Public Disclosure
Rivian reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.
G.    Prohibited Transactions
The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of Rivian’s securities.
H.    Limitation on Liability
None of Rivian, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the Authorizing Officer, Rivian’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre-clearance submitted pursuant to Section IV of this Policy. Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of Rivian, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the Authorizing Officer, Rivian’s other employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

Exhibit 19.1
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Effective: September 19, 2023